Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. ANNOUNCES EARNINGS

AUBURN, Alabama, July 16, 2003 – Auburn National Bancorporation, Inc. (the “Company”) reported net income of approximately $1.3 million or $0.34 per share for the second quarter of 2003, compared to approximately $1.2 million, or $0.31 per share, for the second quarter of 2002. The Company’s net income for the six months ended June 30, 2003 was $2.7 million, or $0.68 per share, compared to $2.1 million, or $0.54 per share for the same period last year.

These results for the second quarter of 2003 reflect a provision for loan losses of $175 thousand compared to $275 thousand in the second quarter of 2002. In addition, these results for the six months ended June 30, 2003 reflect a provision for loan losses of $400 thousand compared to $1.3 million for the same period last year. The decrease in the provision for loan losses during second quarter of 2003 is due to improved performance in the loan portfolio over the same period last year. The allowance for loan losses is $4.9 million, or 1.89% of total loans outstanding at June 30, 2003 compared to $5.1 million or 1.96% of total loans outstanding at December 31, 2002.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $522 million. The common stock of the company trades on Nasdaq SmallCap market under the symbol of “AUBN.”

Under the Private Securities Litigation Reform Act of 1995, certain of the statements contained in this press release regarding Auburn National Bancorporation, Inc.’s business and financial performance which are not historical facts may constitute “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Special Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

For additional information, contact E.L. Spencer, Jr.